SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into this 18th_ day of November     , 2019 (the “Effective Date”), between and among H-Cyte, Inc., a Nevada corporation (“H-Cyte”), and Rion, LLC, a Minnesota limited liability company (“Rion”).

BACKGROUND

A. Effective June 21, 2019, H-Cyte and Rion entered into that certain Product Supply Agreement (the “Supply Agreement”), pursuant to which H-Cyte has agreed to, among other things, purchase and receive Product from Rion (defined in the Supply Agreement), as more fully described therein.

B. The Supply Agreement provides for the delivery of a Services Agreement setting forth the terms and conditions by which Rion will conduct Process Development Research and Development for the generation of L-Cyte-01.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Defined Terms. Defined terms that are used but not otherwise defined herein shall have the meanings ascribed to them in the Supply Agreement.

2. Term. This Agreement shall commence on the date hereof and continue until completion of the services outlined on Exhibit A (prior to commencing the regulatory approval process), unless terminated earlier by mutual written consent of the parties or in accordance with Section 6 (the “Term”).

3. Services and Compensation. Rion agrees to provide the services (the “Services”) set forth on Exhibit A attached hereto to H-Cyte during the Term and on the other terms and conditions set forth in this Agreement and for the compensation set forth on Exhibit A (the “Service Fees”).

4. Payment. Due upon execution of this agreement. Rion shall commence Services on receipt of payment.

5. Level of Services. The intent of this Agreement is to provide H-Cyte the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-Cyte in the (i) further research and development for the generation of L-Cyte-01 and (ii) subsequently assisting H-Cyte in seeking and obtaining FDA Phase 1 IND clearance for L-Cyte-01. Rion also agrees to consult with H-Cyte in its arrangements for services from third parties unaffiliated with Rion to support research, development, regulatory approval and commercialization of L-Cyte-01. H-Cyte agrees that the Services provided to H-Cyte hereunder will solely be used for H-Cyte’s operation of its business and will not be resold or otherwise made available to other parties. Rion shall use commercially reasonable efforts to perform the Services exercising the same degree of care as it exercises in performing the same or similar services for its own account. Notwithstanding the foregoing, H-Cyte understands and agrees that Rion does not and cannot guarantee successful development or approval of L-Cyte-01.

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H-Cyte acknowledges that Rion is not in the business of providing services similar to the Services to entities outside Rion’s group and that the provisions of this Agreement shall be interpreted in that context. The Services shall be provided in accordance with Rion’s practices as carried out in the ordinary course of business and shall be subject to the limitations, restrictions and other conditions that may from time to time apply to the respective lease, license, services and other agreements of Rion and/or its Affiliates with third party providers. Rion makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Except for gross negligence or willful misconduct, Rion shall have no liability to any person based on any claim of negligence with respect to the Services hereunder.

H-Cyte further acknowledges as follows: (a) Rion’s efforts to provide the Services hereunder will be secondary to Rion’s primary and continuing operations; (b) the Services will be provided by Rion personnel assigned by Rion, and Rion will have no obligation to hire new personnel to replace any terminated employee providing Services from time to time; (c) all Services will be provided using only Rion’s physical and other resources existing from time to time; (d) Services will be provided, as reasonably requested by H-Cyte, during regular business hours and under regular business conditions; and (e) H-Cyte’s obligations with respect to the Services will be solely as set forth herein and Rion will have no obligation to adhere to any policies or procedures of H-Cyte. H-Cyte acknowledges and agrees that it shall have no right, title or interest in the equipment used by Rion to perform the services, including, but not limited to, the right to lease such equipment.

H-Cyte acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Rion as an independent contractor. For the avoidance of doubt, the provision of Services hereunder shall not entail any transfer of ownership of any assets from Rion to H-Cyte. H-Cyte and Rion will each maintain their appropriate permits, licenses, exemptions and authorizations from governmental authorities to conduct the activities required hereunder.

6. Termination. Either party may (without prejudice to its other rights or remedies), by notice to the other, bring the Term to an immediate end if the other party:

(a) is in material or persistent breach of any of its obligations under this Agreement or the Supply Agreement and either that breach is incapable of remedy or the other party has failed to remedy that breach within thirty (30) days after receiving written notice requiring it to remedy that breach;

(b) is unable to pay its debts or becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of the other party (otherwise than for the purposes of a solvent merger or reconstruction) or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of the assets of the other party; or

(c) fails to pay any sum payable under this Agreement when due and that default is not remedied on or before the date falling thirty (30) days after the date when the party in delay received a written notice from the other party advising the delaying party that failure to pay may result in termination of the Agreement.

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Upon expiration or termination of the supply of a Service under this Agreement in accordance with the terms of this Agreement all rights and obligations of the parties in respect of that Service only shall cease to have effect, except that such expiration or termination shall not affect any accrued rights and obligations of the parties in respect of that Service at the date of termination. The expiration or termination of the supply of a Service under this Agreement shall not affect the parties’ rights and obligations in respect of other Services supplied under this Agreement.

7, Information. H-Cyte and Rion shall provide each other with all information and materials reasonably necessary to perform the Services, in all cases to the extent necessary for each of H-Cyte and Rion to fulfill their obligations under this Agreement.

8. No Obligation to Continue to Use Services. H-Cyte shall have no obligation to continue to use any of the Services and H-Cyte may terminate any Service from the Services (or any portion thereof) that H-Cyte is receiving from the Rion by giving Rion not less than thirty (30) days prior written notice (unless the parties otherwise agreement) of its desire to terminate any or all such Services or any portion thereof; provided that H-Cyte shall be responsible for any termination or other expenses incurred in connection with the cessation of such services, including but not limited to, purchasing (at Rion’s cost) any inventory or stock on hand held by Rion for the provision of Services hereunder for the sixty (60) days following notice.

9, Indemnification and Limitation of Liability. Rion shall indemnify, defend and hold harmless H-Cyte and its affiliates and each of their respective representatives (collectively, the “H-Cyte Indemnified Parties”) from and against any losses or damages of the H-Cyte Indemnified Parties relating to, arising out of or resulting from the intentional breach, gross negligence or willful misconduct of Rion in connection with the provision of, or failure to provide, any Services to H-Cyte. H-Cyte shall indemnify, defend and hold harmless Rion and its affiliates and each of their respective representatives (collectively, the “Rion Indemnified Parties”) from and against any and all losses or damages of the Rion Indemnified Parties relating to, arising out of or resulting from the intentional breach, gross negligence or willful misconduct of H-Cyte in connection with the Services provided by Rion pursuant to this Agreement. The aggregate liability of either party in respect of any losses or damages suffered by the other party arising out of or in connection with this Agreement, whether in contract, tort, for breach of statutory duty or in any other way, hall be limited to the amount of fees paid or payable hereunder. Without limiting the generality of the foregoing, where a Service has been provided by Rion through a third party provider, Rion shall, in the event of any losses or damages suffered by the H-Cyte Indemnified Parties, not be liable to the H-Cyte Indemnified Parties in excess of what Rion, acting in a prudent manner, has collected from such third party provider pursuant to the prevailing contract between H-Cyte and the third party provider.

In no event shall Rion have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.

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10. Cooperation. H-Cyte and Rion agree to cooperate with each other in respect of the provision of the Services and provide the other with information, in each case as reasonably requested from time to time, in order for such party to comply with its obligations under this Agreement.

Rion agrees that it will notify Mayo of this Agreement and endeavor to obtain its written consent thereto. Rion agrees that it will make all payments owed to Mayo, if any, on account of this Agreement.

11. Confidentiality. Except as required by applicable federal, state or local law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized goverrunent agency, each party will treat and hold as confidential and proprietary all of the other parties’ Confidential Information and shall not, at any time during or after the Term, disclose to any unauthorized person or use for such party’s own account any of such Confidential Information without the prior written consent of the disclosing party. “Confidential Information” will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the disclosing party’s current or potential business and (ii) is not generally or publicly known.

12. Intellectual Property. Except as provided in the Supply Agreement, H-Cyte shall not be entitled to use or have any other right whatsoever in any intellectual property rights belonging to Rion or its Affiliates or any other third party through which Rion makes available the Services. Any intellectual property rights developed by Rion in connection with the Services shall exclusively belong to Rion.

13. Specific Performance. The parties acknowledge and agree that remedies at law would be an inadequate remedy for the breach of any agreement contained herein and that in addition to any remedies that may be available at law, the parties hereto shall be entitled to seek specific performance of the terms hereof or other equitable remedies in the event of any such breach.

14. Assignment. H-Cyte may not assign any of its rights or obligations hereunder without the express prior written consent of Rion. Rion may assign this Agreement and its rights and obligations under this Agreement.

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15. Force Majeure. The obligations of Rion under this Agreement with respect to any Service shall be suspended during the period and to the extent that Rion is prevented or hindered from providing such Service, or H-Cyte is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Goverrunental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Goverrunental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Rion shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither H-Cyte nor Rion shall be liable for the nonperformance or delay in performance of their respective obligations under this Agreement when such failure is due to a Force Majeure Event.

16. Interpretation. In the event of any conflict between the provisions of a Service, as described in Exhibit A, and the main body of this Agreement (the “Agreement Body”), the Agreement Body shall override any conflicting provision in Exhibit A.

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IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

RION:	H-CYTE:

RION,LLC	H-CYTE, INC.

By:	/s/ AttaBehfar, M.D.	By:	/s/ William E. Horne
Name:	AttaBehfar, M.D.	Name:	William E. Horne
Title:	Chief Executive Officer	Title:	Chief Executive Office

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